                                                                   EXHIBIT 10.36

STATE OF WISCONSIN                      CIRCUIT COURT          MILWAUKEE COUNTY

-------------------------------------------------------------------------------

ARI NETWORK SERVICES, INC.,
     a Wisconsin corporation,
     11425 West Lake Park Drive,
     Suite 900,
     Milwaukee, Wisconsin 53224-3025,

                           Plaintiff,
                                                      Case No.
         v.                                           Case Codes:  30701, 30303

RGC INTERNATIONAL INVESTORS, LDC,
     Three Bala Plaza, Suite 501,
     Bala Cynwyd, Pennsylvania 19004,

ARI NETWORK SERVICES PARTNERS,
     c/o Taglich Brothers, Inc.
     1000 Fort Salonga Road,
     Northport, NY 11768,

DOLPHIN OFFSHORE PARTNERS, LP,
     c/o Taglich Brothers, Inc.
     1000 Fort Salonga Road,
     Northport, NY 11768,

and

SDS MERCHANT FUND, LP
     c/o Taglich Brothers, Inc.
     1000 Fort Salonga Road,
     Northport, NY 11768

                           Defendants.


--------------------------------------------------------------------------------

                                    COMPLAINT

--------------------------------------------------------------------------------

         Plaintiff, ARI Network Services, Inc. ("ARI"), by its attorneys, Whyte Hirschboeck Dudek S.C., for its Complaint against the defendants, RGC International Investors, LDC ("RGC"); and ARI Network Services Partners, Dolphin Offshore Partners, LP, and SDS Merchant Fund, LP (hereinafter collectively referred to as "Taglich"), alleges and states as follows:

                             NATURE OF THIS ACTION

         1. This action is brought by ARI, to compel RGC and/or Taglich to live up to the terms of an agreement made between ARI and RGC. In April 2000, ARI borrowed $4 million by selling a subordinated debenture and certain other securities to RGC. The debenture is due in April, 2003. In the summer of 2002, ARI and RGC recommenced the negotiation of terms to postpone the repayment of the debenture.

         2. On August 28, 2002, RGC orally offered to enter into an eight month "stand-still" agreement under which RGC agreed not to exercise any claimed default rights in return for an immediate payment of $500,000 by ARI. RGC also offered to give ARI an option to redeem the debenture at any time during the eight month stand-still period in return for a payment of $1 million dollars. RGC subsequently confirmed the offer in writing. ARI's Board of Directors met on September 13, 2003, and accepted RGC's offer, both orally in a phone call and by signing the written term sheet provided by RGC which RGC sent to ARI to confirm the offer.

         3. Without ARI's knowledge, RGC was apparently "shopping" the debenture behind ARI's back. Although RGC verbally confirmed the agreement with ARI, RGC later changed its position and informed ARI that it would not live up to the terms of its agreement. RGC then told ARI that it had sold the debenture to a third party. ARI has now been contacted by Taglich as the claimed new owners of the debenture. Taglich's demands are wholly inconsistent with the agreement. RGC did not disclose the identity of the supposed purchasers and did not provide ARI with the proof or documentation required by the debenture that the alleged transfer actually occurred. Taglich also did not provide ARI with the identity of the purchasers or any of the required documentation of the alleged transfer until November 8, 2002.

                                   THE PARTIES

         4. ARI is a Wisconsin corporation with its corporate headquarters located at 11425 West Lake Park Drive, in Milwaukee, Wisconsin. ARI is a publicly-traded corporation in the business of providing electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.

         5. RGC is a Caymen Islands limited duration company with its principal place of business located at Three Bala Plaza in Bala Cynwyd, Pennsylvania. RGC is in the business of investing in publicly-traded companies with promising growth potential and superior management. Upon information and belief, RGC has engaged in substantial and not isolated activities in Wisconsin, including activities undertaken in connection with its relationship with ARI.

         6. ARI Network Services Partners, Dolphin Offshore Partners, LP and SDS Merchant Fund, LP all claim to own a portion of the ARI debenture and warrants. On November 8, 2002, each of these defendants notified ARI that they have authorized Taglich Brothers, Inc. to act as their agent relative to ARI. Taglich Brothers, Inc. is located at 1000 Fort Salonga Road, North Port, NY 11768. ARI knows nothing about these three entities and was only placed on notice that they claim to be owners of the ARI debenture and warrants on November 8, 2002.

         7. This court has personal jurisdiction over RGC and Taglich in Wisconsin because, on information and belief, they have engaged in substantial and not isolated activities in Wisconsin and because this action concerns a contract falling within Wis. Stat. Section 801.05(5).

                 THE CONVERTIBLE DEBENTURE AND OTHER SECURITIES

         8. On April 27, 2000, ARI issued and sold to RGC (i) a convertible subordinated debenture in the amount of $4,000,000 due on or before April 27, 2003 (the "Debenture"), which is convertible into shares of ARI's Common Stock,
(ii) warrants to purchase 600,000 shares of

Common Stock, and (iii) an investment option to purchase 800,000 shares of Common Stock (collectively "the Existing Securities"). The documentation for the transaction was proposed and prepared by RGC.

         9. Under the Existing Securities, RGC's investment option expired on October 27, 2001 and the warrants will expire on April 27, 2005. RGC has not exercised the investment options or warrants under the Existing Securities.

                     THE STAND-STILL AND BUY-OUT AGREEMENT
                           BETWEEN ARI AND ROSE GLEN

         10. In the summer of 2002, ARI recommenced the negotiation of an extension of time to repay the Debenture. In response to ARI's request, the parties met at RGC's offices in Bala Cynwyd on August 28, 2002. At the meeting, RGC orally communicated to ARI a formal offer to enter into a new structure for the transaction (referred to herein as the "Offer"). In the Offer, RGC offered to resolve all obligations concerning the Existing Securities held by RGC in ARI. RGC also offered to stand-still, i.e., not to exercise any claimed default or other rights under the Existing Securities for a period of eight months in exchange for ARI's payment of $500,000 to RGC. RGC also offered to give ARI the right to call, i.e., to buy back, any of the remaining Existing Securities in return for the payment of $1 million dollars at any time during the stand-still period. Under the Offer, if ARI did not exercise the call, then the initial $500,000 payment for the "stand-still" period would be applied to the amount owed under the Debenture. In short, RGC offered to accept a payment of $1.5 million for the Existing Securities if the amount was paid by ARI during the stand-still period.

         11. In response to the Offer, at the meeting on August 28, 2002, ARI's representatives told RGC that ARI was inclined to accept the Offer, but that it was necessary to obtain authorization from ARI's Board of Directors to formally accept the Offer. At the meeting, ARI's representatives also asked RGC to confirm the business terms of the Offer in writing so that all of the details could be accurately presented to ARI's Board.

         12. Pursuant to the discussion at the August 28th meeting, on September 12, 2002, RGC faxed a document to ARI entitled "Term Sheet for ARI Network Services, Inc." confirming the terms of the Offer. The business terms contained in this writing are consistent in all material respects with the terms of the Offer communicated by RGC to ARI on August 28, 2002. In addition, RGC asked both parties to promise to keep the terms of the Offer confidential and not to discuss them with or distribute them to any third party (except for legal and financial advisors), without the prior written consent of the other party.

         13. On September 13, 2002, ARI's Board of Directors met and accepted RGC's Offer, authorizing ARI's president to accept the Offer.

         14. Immediately thereafter, ARI communicated its acceptance of the Offer to RGC, both by telephone and in writing.

         15. ARI's acceptance of the Offer formed a contract between ARI and RGC (the "Agreement").

                    RGC'S REFUSAL TO HONOR THE AGREEMENT AND
                         THE CLAIMED TRANSFER TO TAGLICH

         16. As late as 4:00 p.m. on September 18, 2002, RGC represented to ARI that everything was proceeding with the Agreement. On the evening of September 18, 2002, however, RGC contacted ARI to tell ARI that RGC might renege on the Agreement.

         17. On or about September 26 or 27, 2002, RGC claimed that it transferred the Existing Securities to one or more purchasers which it did not identify. Shortly thereafter, ARI was contacted by Michael Taglich, who claimed to be a representative of Taglich as the alleged transferees of the Debenture and the Existing Securities. RGC did not provide ARI with the proof required by the debenture that any transfer occurred. On November 8, 2002, Taglich provided ARI with undated incomplete documents which appear to document a transfer of the ARI Existing Securities. Taglich has made demands against ARI which are wholly inconsistent with the Agreement.

         18. On October 29, 2002, ARI sent RGC a letter demanding that RGC perform its obligations and abide by the Agreement. ARI confirmed that it was ready, willing, and able to perform under the Agreement.

         19. On November 1, 2002, RGC responded and claimed that the Agreement could not be enforced. RGC again claimed that it sold and assigned all of its rights and obligations in the Existing Securities on September 27, 2002.

         20. RGC has instructed ARI to direct future questions to the new owners of the Existing Securities. RGC did not identify who those purchasers are and did not disclose the terms and conditions of any such transfer.

                                     COUNT I

            DECLARATORY JUDGMENT OF ARI'S RIGHTS UNDER THE AGREEMENT

         21. ARI realleges and incorporates paragraphs 1 through 20 of this Complaint as though fully set forth herein.

         22. As a person interested under a contract, whose rights, status, or other legal relations are affected by the Agreement, ARI is entitled to a determination of questions of construction and validity arising under the Agreement and to obtain a declaration of the parties' rights, status, and legal relations pursuant to Wis. Stat. Section 806.04.

         23. RGC and Taglich refuse to honor the terms of the Agreement and both have denied that the Agreement is a binding, enforceable contract.

         24. The Agreement is a binding, enforceable agreement against RGC and any claimed transferee of RGC's investment in ARI, including, but not limited to, Taglich. Neither RGC nor Taglich has any contractual right to terminate the Agreement or to deny its enforceability.

         25. ARI is ready, willing and able to perform its obligations under the Agreement.

         26. ARI is entitled to a judicial determination of its rights and obligations under the Agreement.

         27. ARI seeks declaratory relief against RGC and Taglich confirming the existence and enforceability of the Agreement against both parties, if, in fact, Taglich actually did acquire some interest in the Existing Securities.

                                    COUNT II

                               BREACH OF CONTRACT

         28. ARI realleges and incorporates paragraphs 1 through 27 of the Complaint as though fully set forth herein.

         29. RGC and Taglich have committed a breach and/or anticipatory repudiation of the Agreement by virtue of their refusal to acknowledge, honor or perform the Agreement, and their refusal to cooperate in good faith under the terms of the Agreement.

         30. ARI has suffered and will suffer compensatory damages and/or irreparable harm as a result of this breach and/or anticipatory repudiation of the Agreement.

                                    COUNT III

                         CLAIM FOR SPECIFIC PERFORMANCE

         31. ARI realleges and incorporates paragraphs 1 through 30 of the Complaint as though fully set forth herein.

         32. ARI will suffer irreparable harm for which there is no adequate remedy at law if RGC and/or Taglich persist in their refusal to honor the terms of the Agreement.

         33. To avoid suffering irreparable harm, ARI seeks an order from the Court requiring RGC and/or Taglich to perform all of the contractual obligations of the Agreement, including, but not limited to, the execution of a stand-still agreement for eight (8) months in return for the payment of $500,000 by ARI and the granting of an option to ARI to repurchase the Existing Securities at any time during the stand-still period in return for the payment of $1 million dollars.

                                    COUNT IV

                            BREACH OF THE COVENANT OF
                           GOOD FAITH AND FAIR DEALING

         34. ARI realleges and incorporates paragraphs 1 through 33 of this Complaint as though fully set forth herein.

         35. The actions and statements of RGC and Taglich as described above, including the refusal to acknowledge and perform the Agreement, and the claimed sale of the investment in ARI while refusing to disclose the terms of the transfer or the identity of the transferee, have breached the covenant of good faith and fair dealing inherent in the Agreement.

         36. ARI has and will suffer compensatory damages and irreparable harm as a result of this breach of the covenant of good faith and fair dealing.

         WHEREFORE, ARI demands the following relief against RGC and Taglich:

         A. A judgment declaring that the Agreement is binding and enforceable and granting specific performance to ARI, ordering RGC and Taglich to abide by and perform under the terms of the Agreement;

         B. A judgment awarding compensatory damages to ARI, in an amount to be determined by the trier of fact, for the damages sustained by ARI as a result of the breach and/or anticipatory repudiation of the Agreement and the breach of the covenant of good faith and fair dealing inherent in the Agreement.

         C. A judgment for ARI's taxable costs and disbursements incurred in this litigation, and, to the extent recoverable by law, actual attorneys' fees; and

         D.       Any other and relief deemed appropriate by the Court.

         Dated this 8th day of November, 2002.

                                    WHYTE HIRSCHBOECK DUDEK S.C. Attorneys for the Plaintiff, ARI Network Services, Inc.



                                    By:
                                        ---------------------------------------
                                        Bruce G. Arnold
                                        State Bar No. 1002833
P.O. ADDRESS:                           Ross A. Anderson
-------------                           State Bar No. 1018368
111 East Wisconsin Avenue Suite 2100    Lisa M. Arent
Milwaukee, WI 53202                     State Bar No. 1021749
414-273-2100